Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-33527

                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED AUGUST 13, 1997)

                             FOUR OAKS FINCORP, INC.
                  Dividend Reinvestment and Stock Purchase Plan

         This prospectus supplement is part of, and should be read in conjunction with, the prospectus relating to our Dividend Reinvestment and Stock Purchase Plan dated August 13, 1997. This supplement describes certain changes to the plan and supersedes the information in the prospectus only to the extent inconsistent with the prospectus. The changes to the plan include:

         Administration. The plan administrator and agent have been changed from United Carolina Bank to Registrar and Transfer Company. The new contact information is:

                         Registrar and Transfer Company
                  10 Commerce Drive, Cranford, New Jersey 07016
                    Telephone: (800) 368-5948, (908) 497-2300

         For additional information about the administrator and agent under the Plan, see Section 3 of the prospectus.

         Money Orders. All optional cash payments should be made by a personal check drawn on a U.S. bank and made payable to the plan administrator, Registrar and Transfer Company. The plan administrator will no longer accept money orders for optional cash payments under the plan. For additional information about payments, see Section 4B of the prospectus.

         Purchases Under the Plan. In determining the number of shares purchased under the plan for each participant, all fractional shares credited to participants will now be calculated to four decimal places instead of three. For additional information about purchases under the plan, see Section B of the prospectus.

         Optional Cash Payments. Any optional cash payments received by the agent more than thirty (30) days prior to a dividend payment date will be returned to the participant. In addition, optional cash payments may now only be made once a quarter rather than once a month. For additional information about optional cash payments, see Sections 8A and B of the prospectus.

         Withdrawal Fee. A $10 fee will be added for each withdrawal of all or any portion of the shares of the full shares of common stock held in a participant's account. For additional information about withdrawing shares, see
Section 11 of the prospectus.

         The prospectus dated August 13, 1997 will be provided upon the request of any plan participant.


              This prospectus supplement is dated October, 4, 2004